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                                                                   Exhibit 10.27


                              Partnership Agreement

                                       of

                           R.P. Scherer GmbH & Co. KG
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                                      INDEX

Preamble                                                                1
Sec. 1     Business Name, Seat, Legal Form...........................   1
Sec. 2     Object of the Limited Partnership.........................   1
Sec. 3     Partners, Capital Participation, Liability................   1
Sec. 4     Partners' Accounts........................................   2
Sec. 5     Management, Representation, Exercise of Control...........   2
Sec. 6     Remuneration of the General Partner.......................   2
Sec. 7     Partners' Meeting.........................................   3
Sec. 8     Partners' Resolutions.....................................   3
Sec. 9     Business Year.............................................   4
Sec. 10    Annual Financial Statements...............................   4
Sec. 11    Application of Profits....................................   5
Sec. 12    Withdrawals...............................................   5
Sec. 13    Term of the Partnership, Termination......................   5
Sec. 14    Assignment of Interest....................................   6
Sec. 15    Exclusion of a Limited Partner............................   7
Sec. 16    Miscellaneous.............................................   8
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                                    Preamble

                  R.P. Scherer GmbH & Co. KG is formed by a change of the legal form of R.P. Scherer GmbH with its statutory seat in Eberbach/Baden (registered in the Commercial Register of the Lower Court Heidelberg under HRB No. 957), pursuant to today's shareholders' resolution, with effect as from the registration of the new form in the Commercial Register of the Lower Court Heidelberg. Thereby R.P. Scherer GmbH with its statutory seat in Eberbach/Baden continues to exist with the same legal and economic identity in the new legal form of GmbH & Co. KG with the business name R.P. Scherer GmbH & Co. KG. The former shareholders of R.P. Scherer GmbH with its statutory seat in Eberbach/Baden are the F&F Holding GmbH with its statutory seat in Eberbach/Baden (registered in the Commercial Register of the Lower Court Heidelberg under HRB 5361), Deutsche Gelatine-Fabriken Stoess AG with statutory seat in Eberbach/Baden (registered in the Commercial Register of the Lower Court Heidelberg under HRB No. 3796) and R.P. Scherer Verwaltungs GmbH (presently SOCORRO Vierundsechzigste Verwaltungsgesellschaft mbH, presently registered in the Commercial Register of the Lower Court of Hamburg under HRB 63412).

 SEC. 1   BUSINESS NAME, SEAT, LEGAL FORM

            (1) The business name of the Limited Partnership is R.P. Scherer GmbH & Co. KG.

            (2)    The Limited Partnership has its seat in Eberbach/Baden.

            (3)    The business is organized as a Limited Partnership.

 SEC. 2   OBJECT OF THE LIMITED PARTNERSHIP

            (1) The purpose of the Limited Partnership is to be the fabrication and distribution of capsules of gelatin and other materials, employing R.P. Scherer Corporation capsule machines and patents and such other equipment, procedures and/or methods as may be approved of by the corporate meeting, as well as filling the capsules fabricated in this manner with all substances suitable therefore, as well as fabrication and commerce in such substances which are suitable for being filled in capsules.

            (2) The Company shall be entitled to engage in other activities, both in Germany and abroad, to purchase other companies, to invest therein, to represent such companies, and to establish branch offices.

 SEC. 3   PARTNERS, CAPITAL PARTICIPATION, LIABILITY

            (1) General Partner shall become R.P. Scherer Verwaltungs GmbH with its statutory seat in Eberbach/Baden with the entry of the new legal entity into the Commercial Register. It holds a fixed capital participation (Capital Account
1) in the amount of DM 10.000.--.

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            (2) Upon registration of the new legal form in the Commercial
Register, Limited Partners will become F&F Holding GmbH holding a fixed capital participation (Capital Account I) in the amount of DM 4,584,900.-- and Deutsche Gelatine-Fabriken Stoess AG holding a fixed capital participation (Capital Account I) in the amount of DM 4,405,100.--.

            (3) The personal liability of the Limited Partners conforms to their capital participation pursuant to sec. 3 subsec. 2 and shall be registered as personal liability in the Commercial Register.

 SEC. 4   PARTNERS' ACCOUNTS

            (1) The following accounts shall be kept for each partner:

                                      a fixed capital account
                                        (Capital  Account I)

                                      a floating capital account as clearing
                                        account (Capital Account II)

                                      a Loss Carry Forward Account

            (2) The Capital Account I shall record the fixed capital contribution of the partners; this account does not bear interest.

            (3) The Capital Account II shall record all capital transactions between the Limited Partnership and the respective partner, and profits shall be credited thereto in accordance with sec. 11 subsec. 3 (e.g., advance profits pursuant to [section] 11 para. 2, withdrawals, remuneration for activities, interest). The Capital Account II bears an interest at a rate of 2% p.a. above the respective discount rate of Deutsche Bundesbank. Interest shall be expense of the Company.

            (4) Losses attributable to a partner shall be booked to the Loss Carry Forward Account.

 SEC. 5   MANAGEMENT, REPRESENTATION, EXERCISE OF CONTROL

            (1) Only the general partner is entitled and obliged to manage and represent the Limited Partnership. The General Partner itself and its managing directors are released from the restrictions of sec.181 Civil Code for business transactions with the Limited Partnership.

            (2) The Limited Partners' right to objection according to sec. 164
                Commercial Code is excluded.

 SEC. 6   REMUNERATION OF THE GENERAL PARTNER

            (1) As long as the General Partner acts on behalf of the Limited Partnership, the Limited Partnership shall reimburse all costs and expenses for the management, which includes also any salaries and other payments to a Geschaftsfuhrer employed with the General Partner.

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            (2) The General Partner shall receive in addition a yearly remuneration to be paid before the allocation of profits to the partners at the end of each business year amounting to 10% of its paid in capital as reflected in its balance sheet at the beginning of the business year.

            (3) Amounts payable to the General Partner pursuant to this Section are expenses of the Company.

 SEC. 7   PARTNERS' MEETING

            (1) Each managing director of R.P. Scherer Verwaltungs GmbH and each Limited Partner may convene a Shareholders' Meeting if this appears necessary in the interest of the Limited Partnership.

            (2) The ordinary Shareholders' Meeting shall take place annually at the registered office of the Limited Partnership within eight months after the end of the business year. In this Shareholders' Meeting, the R.P. Scherer Verwaltungs GmbH shall report on the position of the Limited Partnership, and the Limited Partners shall decide on the approval of the annual statement of accounts, the exoneration of the services of R.P. Scherer Verwaltungs GmbH and the appointment of the auditor.

            (3) The Shareholders' Meeting shall be convened by a managing director of R.P. Scherer Verwaltungs GmbH or by a Limited Partner in writing by registered letter, by telegram, telex or telecopy. The invitation must give the date, place (must be in Germany), and the agenda. The invitation must be sent in time so that, taking into account existing communications situation, the invitation will be received at least two weeks before the date of the meeting.

            (4) The Shareholders' Meeting shall be chaired by the person elected by the Limited Partners with a simple majority of the votes cast.

            (5) Minutes shall be prepared of a Shareholders' Meeting, which must be signed by the chairperson. These minutes shall state the place and date of the meeting, the participants, the items on the agenda, all motions and the results of the votes. A copy of the minutes shall be sent straight away to each shareholder and to each member of the Beirat of R.P. Scherer Verwaltungs GmbH.

 SEC. 8   PARTNERS' RESOLUTIONS

            (1) The decisions to be made by the Partners in connection with the affairs of the Limited Partnership shall be made by passing of a resolution. Shareholders' resolutions shall be passed in Shareholders' Meetings. They may also be passed outside Shareholders' Meetings by writing, by telex, by telegram, by telefax or by telephone, if no Limited Partner objects to this procedure.

            (2) Unless something different is expressly stipulated in mandatory provisions of the law or in this Partnership Agreement, shareholders' resolutions shall require a majority of the votes of all Shareholders entitled to vote. Each Partner has as many votes as fixed capital

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contributions are credited in full DM 100.-- on the Capital Account I. R.P.
Scherer Verwaltungs GmbH shall not have a vote.

            (3) The following Partners' resolutions shall require a majority of 75% of the votes of all partners entitled to vote:

                     a) Exoneration of the actions of the General Partner and enforcement of damages claimed against it;

                     b) Conclusion, alteration and termination of contracts between the Company and a shareholder or an enterprise associated with a shareholder, unless something to the contrary is provided in the individual contracts, and transactions of the Company which are directly or indirectly of considerable importance for a shareholder;

                     c)      Amendments of the Articles of Incorporation;

                     d)      Dissolution of the Partnership.

            (4) Resolutions of the Partners shall be recorded in the Minutes of the Shareholders' Meeting or, if they are passed outside a Partners' Meeting, in special minutes to be prepared and signed by a Geschaftsfuhrer of R.P. Scherer Verwaltungs GmbH, showing how the individual Partners voted and the result of the vote, unless mandatory provisions of law stipulate notarization. Each Partner shall receive a copy of the Minutes without delay.

            (5) The incorrectness of a Partners' resolution can only be asserted by filing a complaint within a prescriptive period of three months after receipt of the copy pursuant to para. (4) above. After expiry of this period, any defect shall be deemed remedied.

 SEC. 9   BUSINESS YEAR

            The business year runs from April 1 to March 31 of the following year.

 SEC. 10  ANNUAL FINANCIAL STATEMENTS

            (1) R. P. Scherer Verwaltungs GmbH has to establish the annual accounts for the previous business year within six months after the termination of such business year based on generally applicable provisions of the commercial law, the provisions of this Partnership Agreement as well as the provisions regarding the determination of the profits under applicable tax law as far as those do not deviate from mandatory commercial laws, and has to present these accounts immediately to the auditor determined by Partners' resolution for review.

            (2) R. P. Scherer Verwaltungs GmbH has to present the audited annual accounts and the review report immediately to the Beirat of the General Partner and to present this together with the comments of the Beirat at the latest with the invitation to the ordinary Partners' Meeting to all Partners. The annual accounts shall be determined by Partners' resolution.

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            (3) If the income tax general and separate profit determination is based on balance sheet items which deviate from the annual accounts within the meaning of subpara. (2), in such a case the annual accounts which follow the final decision by tax audit have to be adjusted accordingly as far as this is permitted by commercial law.

 SEC. 11  APPLICATION OF PROFITS

            (1) After any allocations pursuant to Section 11 subsec. 2, the Limited Partners shall participate in profits and losses in proportion to their fixed capital accounts (sec. 4 subsec. 2). The rules regarding the limitation of personal liability of limited partners remain unaffected. Amounts pursuant to sec. 6 of this agreement shall be credited to the Capital Account II of the General Partner prior to profit allocation and regardless of whether a profit in this amount exists.

            (2) In the process of distributing profit or loss, effects of trade tax on income resulting from partner's supplementary balance sheet have to be allocated to such shareholder as profit or loss first, who gave reason for these effects of trade tax on income.

            (3) The profit shall be credited to the partners' account pursuant to the following provisions:

                     a) As far as the Loss Carry Forward Account shows a loss carried forward, this loss shall first be offset.

                     b) Any exceeding profits shall be credited to the Capital Account II.

 SEC. 12  WITHDRAWALS

            (1) The general partner may withdraw the compensation pursuant to sec. 6 subsec. 1 from its Capital Account II as soon as such costs or expenses arise. The remuneration for the assumption of personal liability pursuant to sec. 6 subsec. 2 can be withdrawn at the end of the respective business year.

            (2) Withdrawals by the Limited Partners can only be made from the Capital Accounts II, if as a balance in favor of the Limited Partner exists. Withdrawals for the payment of taxes on income from the Partnership and its assets as well as the interest on the capital account II are always possible.

 Sec. 13  Term of the Partnership, Termination

            (1) Upon registration of the new legal form in the Commercial Register the Limited Partnership continues to exist as R.P. Scherer GmbH & Co. KG for an unlimited term.

            (2) It can be terminated effective at the end of a calendar year, but the first time being only March 31, 2008.

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 SEC. 14  ASSIGNMENT OF INTEREST

            (1) Transfer of interests in the Limited Partnership or portions thereof effective before the period ending March 31, 2008 shall require prior consent by way of a Limited Partners' resolution passed with a majority of 75% of the votes of the Limited Partners entitled to vote. With respect to the interest of R.P. Scherer Verwaltungs GmbH in the Limited Partnership, such consent is also required after March 31, 2008.

            (2) The transfer is only enforceable if the transferor transfers at the same time a corresponding equivalent share of the share capital of R.P. Scherer Verwaltungs GmbH (Share) to the transferee. The corresponding transfer of the Share is only and insofar necessary as such transfer is required to achieve the corresponding equal interests of the transferee in the R.P. Scherer Verwaltungs GmbH and in the Limited Partnership.

            (3) With the transfer of such interest or a part thereof to a third party according to subsections (1) and (2), the legal position of the transferor shall pass to the transferee with respect to the capital account and the loss-carry-forward account fully or to a respective part, disregarding any further liability of the transferor for a debt, if any. The transferee shall have declared his consent to such transfer as soon as this becomes effective.

            (4) The consent set forth in para. (1) shall not be required for transfers of interests or portions thereof:

                     a) from Deutsche Gelatine-Fabriken Stoess AG to wholly owned subsidiaries and vice versa, and from one wholly owned subsidiary to another;

                     b) from F+F Holding GmbH to wholly owned subsidiaries of R.P. Scherer Corporation or of F+F Holding GmbH and vice versa, and from one wholly owned subsidiary to another;

                     c)      in the cases described in paras. (5) and (6);

                     d) after March 31, 2008 F+F Holding GmbH or Deutsche Gelatine-Fabriken Stoess AG or their legal successors within the meaning of para. (4) a) and
                             b) may transfer their interests in the Limited Partnership by sale or exchange to third parties other than those listed in sec. 14 (4) a) and b) subject, however, to a Vorkaufsrecht - preemptive right - (as set forth in [section] [section] 504 et seq. BGB - German Civil Code) of the other Limited Partner subject to the modification that the price to be paid by the other Limited Partner shall be the price agreed to by the third party (ies) or the fair market value of such shares as determined by experts approved by both Limited Partners, whichever is lower. If both Limited Partners cannot agree on an expert to make the determination of such fair market value, then such expert shall be selected by the president of the Chamber

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                             of Industry and Commerce responsible for the
                             location of the registered office of the Corporation.

            (5) If more than fifty per cent of the shares of R.P. Scherer Corporation or Deutsche Gelatine-Fabriken Stoess AG are acquired by a person or legal entity not a member or affiliated with or related by blood or marriage to a member of the Scherer, Koepff or Stoess families and such transaction has not been approved by a majority of the governing body of the entity whose shares are so transferred (the Board of Directors in the case of R.P. Scherer Corporation and the Supervisory Board in the case of Deutsche Gelatine-Fabriken Stoess AG), the Limited Partner confronted with this change shall be entitled to declare within six months after the change of ownership has become known to it that it either elects to sell its interest to the other Limited Partner or to acquire the interest of the other Limited Partner. The price of acquisition of interests from the other Limited Partner shall be the fair market value of such interest as agreed between the Limited Partners, or, lacking such agreement, 112.5 % of the fair market value fixed by the expert approved by both Limited Partners. If both Limited Partners cannot agree on the expert to make the determination of such fair market value, then such expert shall be selected by the president of the Chamber of Industry and Commerce responsible for the location of the registered office of the Corporation.

            (6) Para. (5) shall apply accordingly if a subsidiary of R.P. Scherer Corporation or of Deutsche Gelatine-Fabriken Stoess AG which holds the interests in the Limited Partnership is no longer wholly owned by R.P. Scherer Corporation or Deutsche Gelatine-Fabriken Stoess AG, and if this fact is not altered immediately upon request of the other Limited Partner, at the latest within three months; it shall not depend on the consent of the competent body of R.P. Scherer Corporation or of Deutsche Gelatine-Fabriken Stoess AG.

 SEC. 15  EXCLUSION OF A LIMITED PARTNER

            (1) The Limited Partners can resolve to exclude a Limited Partner without the consent of such Limited Partner, if:

                     a) execution measures are taken upon the share of the Limited Partner and if these are not warded off immediately by him upon written request by a Limited Partner;

                     b) bankruptcy proceedings or court composition proceedings are legally opened against the assets of the Limited Partner or if the opening of such proceedings if refused due to lack of assets;

                     c) another important cause lies in the person of the Limited Partner which makes it impossible for the remaining Limited Partners to continue the Partnership with him.

            (2) Instead of excluding a Limited Partner, the Limited Partners can according to para. (1) resolve to transfer part or all of the Interest of the Limited Partner concerned to a person

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to be named in the resolution who is prepared to accept the interest, provided he acquires at the same time, a corresponding share of the General Partner.

            (3) The resolutions according to paras. (1) and (2) shall require a majority of the votes of all Limited Partners entitled to vote. The Limited Partner concerned shall not be entitled to vote.

            (4) Exclusion and assignment shall not depend upon a counter-performance to be effected concurrently.

            (5) In the event that a Limited Partner is excluded or that, instead, his interest is transferred, the Limited Partner concerned shall be entitled to payment of compensation. The party liable for payment of the compensation shall be, in case of exclusion, the Limited Partnership, otherwise the purchaser of the share.

            (6) The compensation shall amount to 87.5 % of the fair market value of the interest at the point in time when the exclusion or transfer was decided by resolution (date of withdrawal). If no agreement is reached on the compensation within three months after the date of withdrawal, it will be fixed bindingly by an arbitrator, who will be appointed - upon application by the Limited Partnership or the Limited Partner concerned - by the president of the Chamber of Industry and Commerce competent for the location of the registered office of the Limited Partnership if the parties cannot agree on the person of the arbitrator either. The costs of the fixing of the compensation shall be shared equally between the Limited Partnership and the Limited Partner concerned.

            (7) The compensation shall be paid in five equal yearly installments. The first installment shall fall due at the end of the month following that in which the amount of compensation is fixed. From the date of withdrawal onwards, interest shall accrue on the compensation amount at a rate 2% above the discount rate of the German Federal Reserve Bank. The accumulated interest shall be payable with each installment. It shall be possible to pay part or all of the compensation at an earlier date.

 SEC. 16  MISCELLANEOUS

            (1) In the event that certain provisions or parts of provisions of this agreement are or become unenforceable, invalid or void, the enforceability or validity of the remaining provisions shall not be affected thereby. The respective provision shall be replaced by a provision that comes as close as possible to the partners' economic and legal intentions.

            (2) Amendments of and additions to this Partnership Agreement require written form for their validity unless a stricter form requirement is provided by law. The written form requirement also applies to the amendment or waiver of this written-form-clause.

            (3) The determinative version of this agreement is the one written in the German language. Therefore, in the case of different interpretation of the German and the English text, the German version shall prevail.

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            (4) All disputes or differences of opinion arising out of or concerning these Articles or any breach hereof, shall, unless otherwise amicably settled, be referred to and settled by arbitration. Arbitration shall take place at the place of business or the domicile of the defendant, in accordance with the provisions of the separate arbitration agreement made between the shareholders, which is annexed to this Agreement.


                                        Frankfurt am Main, den 29.11.1997

                                        F&F Holding GmbH
                                        durch
                                        /s/ DR. THOMAS ARNTZ
                                        -------------------------------------
                                        (Dr. Thomas Arntz aufgrand Vollmacht)


                                        Deutsche Gelatine-Fabriken Stoess AG
                                        durch
                                        /s/ MARTIN MAAB
                                        -------------------------------------
                                        (Martin Maab aufgrand Vollmacht)


                                        R.P. Scherer Verwaltungs GmbH
                                        durch
                                        /s/ DR. THOMAS TROLITZSCH
                                        -------------------------------------
                                        (Dr. Thomas Trolitzsch aufgrand
                                        Vollmacht und Untervollmacht)

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